Exhibit 2

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that Amendment No. 2 to the Schedule 13D filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, par value $.01 per share, of Hyperion Collateralized Securities Fund, Inc. is being, and any and all amendments to such Schedule may be, filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 4, 2004

GMAM INVESTMENT FUNDS TRUST (by General Motors Trust Bank, National Association)

By:	/s/ Duen-Li Kao

	Name:	Duen-Li Kao
	Title:	Managing Director, Global Fixed Income, General Motors Trust Bank, National Association

STATE STREET BANK AND TRUST COMPANY, as trustee for GMAM GROUP PENSION TRUST I (as directed by General Motors Investment Management Corporation)

By:	/s/ Matthew Daly

	Name:	Matthew Daly
	Title:	Vice President

GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION

By:	/s/ Duen-Li Kao

	Name:	Duen-Li Kao
	Title:	Managing Director, Global Fixed Income

GENERAL MOTORS TRUST BANK, NATIONAL ASSOCIATION

By:	/s/ Duen-Li Kao

	Name:	Duen-Li Kao
	Title:	Managing Director, Global Fixed Income